Exhibit 5.1

June 19, 2019

Senmiao Technology Limited

16F, Shihao Square, Middle Jiannan Blvd. High-Tech Zone

Chengdu, Sichuan, China 610000

Ladies and Gentlemen:

We have acted as counsel to Senmiao Technology Limited, a Nevada corporation (the “Company”), in connection with the offering and sale (the “Offering”) by the Company of (a) 1,781,361 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), at $3.38 per share (the “Share Purchase Price”); (b) Series A common stock purchase warrants (the “Series A Warrants”) to purchase up to an aggregate of 1,336,021 shares of Common Stock (the “Series A Warrant Shares”), immediately exercisable upon the date of issuance (the “Series A Initial Exercise Date”) at an exercise price per share of $3.72 (the “Exercise Price”) and which expires on the fourth (4th) year anniversary of the Series A Initial Issuance Date; and (c) pre-funded Series B common stock purchase warrants (the “Series B Warrants”) exercisable, in the aggregate for a maximum of 1,116,320 shares of Common Stock (the “Series B Warrant Shares,” and together with the Shares, the Series A Warrants, Series B Warrants and the Series A Warrant Shares, the “Securities”), subject to adjustment pursuant to the terms and conditions of the form of Series B Warrant as attached hereto as Exhibit A, exercisable after the fiftieth (50th) day after the closing of the Offering, at the Exercise Price and which expire on the first (1st) year anniversary of the date of issuance of such Series B Warrants. The Securities are being sold pursuant to a securities purchase agreement dated June 17, 2019, by and between the Company and certain accredited investor purchasers thereto. The Securities are being offered for sale pursuant to the Company’s registration statement on form S-3 (File No. 333-230397) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”) and the prospectus, dated March 19, 2019 (the “Prospectus”) and the prospectus supplement filed pursuant to Rule 424(b) under the Securities Act, dated June 20, 2019 (the “Prospectus Supplement”). In connection with the Offering and pursuant to an engagement letter between the Company FT Global, Inc. (the “Placement Agent”), the Company agreed to issue to the Placement Agent warrants (the “Placement Warrants”) to purchase 142,509 shares of Common Stock (the ‘Placement Warrant Shares”).

In connection with this opinion, we have examined and relied upon the Registration Statement, the Prospectus and the Prospectus Supplement, and originals or copies, certified or otherwise identified to our satisfaction, of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below. In such examination, we have assumed, without independent verification, the genuineness of all signatures (whether original or photocopied), the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified copies or photocopied.

 Based on the foregoing and in reliance thereon, and subject to the assumptions, qualifications, limitations and exceptions set forth below, we are of the opinion that:

1.	With respect to the Shares, such shares of Common Stock will be validly issued, fully paid and non-assessable.

2.	With respect to the issuance of the Series A Warrants, such warrants will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability.

3.	With respect to the issuance of the Series B Warrants, such warrants will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability.

4.	With respect to the Series A Warrant Shares, such shares, if and when issued, will be validly issued, fully paid and non-assessable.

5.	With respect to the Series B Warrant Shares, such shares, if and when issued, will be validly issued, fully paid and non-assessable.

6.	With respect to the issuance of the Placement Warrants, such warrants will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability.

7.	With respect to the Placement Warrant Shares such shares, if and when issued, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” therein. In giving our consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement, the Prospectus or any prospectus supplement within the meaning of the term “expert,” nor do we admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Yours truly, /s/ Ellenoff Grossman & Schole LLP Ellenoff Grossman & Schole LLP